Exhibit 5.1

155 Wellington Street West
Toronto, ON M5V 3J7 Canada

dwpv.com

File 199406

April 30, 2021

Agnico Eagle Mines Limited

145 King Street East

Suite 400

Toronto, ON M5C 2Y7

Dear Sirs/Mesdames:

Re:	Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-130339 and Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-152004

We have acted as Canadian counsel to Agnico Eagle Mines Limited (the “Corporation”) in connection with the filing of the Corporation’s Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-130339 and Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-152004 (such registration statements, as amended, the “Registration Statements”) with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration under the Act of the offer and sale of (i) 12,877,775 common shares of the Corporation (“Common Shares”) issuable pursuant to the Corporation’s Amended and Restated Employee Stock Option Plan (the “Stock Option Plan”) and (ii) 3,653,260 Common Shares issuable pursuant to the Corporation’s Amended and Restated Incentive Share Purchase Plan. On March 11, 2021, the board of directors of the Corporation approved the amendment of the Stock Option Plan to increase the number of Common Shares reserved for issuance by the Corporation under the Stock Option Plan by 3,000,000 Common Shares, so that the maximum number of Common Shares reserved for issuance by the Corporation under the Stock Option Plan is 38,700,000 Common Shares, of which 5,028,724 Common Shares (the “Opinion Shares”) remain available for future option grants by the Corporation as of the date of this opinion.

In connection with the opinion hereafter expressed, we have reviewed such documents and given consideration to such matters of law and fact as we have deemed necessary to render the opinion. As to certain matters of fact, we have relied upon a certificate of an officer of the Corporation dated the date hereof. For the purposes of the opinion expressed below, we have assumed, without independent investigation or verification, the genuineness of all signatures (whether on originals or copies of documents) and the authority of all persons signing documents examined by us, the legal capacity of all natural persons, the authenticity of all documents and instruments submitted to us as originals, the conformity to originals of all documents and instruments submitted to us as certified, conformed, photostatic or facsimile copies thereof and the authenticity of the originals of such copies and facsimiles.

We express no opinion as to the laws or any matters governed by any laws of any jurisdiction other than the laws of the Province of Ontario and the laws of Canada applicable therein. The opinion herein is based on the laws of the Province of Ontario and the laws of Canada applicable therein in effect on the date hereof.

Based on and subject to the foregoing, we are of the opinion that the Opinion Shares will be, when issued and delivered in accordance with the terms and conditions of the Stock Option Plan, validly issued and outstanding as fully paid and non-assessable Common Shares.

We consent to the filing of this opinion as an exhibit to the Registration Statements. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations thereunder.

Yours very truly,

/S/ DAVIES WARD PHILLIPS & VINEBERG LLP

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